Exhibit 10.1

March 29, 2005

NOTICE TO EMPLOYEE: Samuel W. Miller

     This Letter Agreement includes a release under the Federal Older Workers Benefit Protection Act. You are advised to consult an attorney prior to signing this Letter Agreement and you have 21 days in which to consider doing so. Moreover, upon signing this Letter Agreement, you have seven (7) days thereafter to revoke it. In order to exercise your right to revoke the Letter Agreement during the seven (7) day revocation period, you must provide written notice of revocation to LaNette Zimmerman.

Very truly yours,

/s/ LaNette Zimmerman
LaNette Zimmerman
EVP of Human Resources and Communications

March 29, 2005

Mr. Samuel W. Miller
3605 Rural Fox Drive
St. Charles, Illinois 60174

Dear Sam:

This Letter Agreement confirms our decision concerning your employment status. As we discussed, your employment with NiSource Corporate Services Company will be terminated. If you sign this Letter Agreement, it will constitute the mutual agreement between you and NiSource Corporate Services Company (“the Company” which, as used herein, shall mean NiSource Inc. or any of its affiliates or subsidiaries, including NiSource Corporate Services Company; except in Exhibit 1, references to “NiSource” shall mean exclusively NiSource Inc.) regarding the terms of your resignation from employment.

1.	Employment Status

Unless you are discharged for cause (which would include but not be limited to a breach of Paragraph 8 or 12 of this Letter Agreement), you will continue as an active employee of the Company through September 2, 2005 (Separation Date) for certain purposes, including participation in all Company employee benefit plans and for purposes of vesting any restricted or contingent stock in NiSource owned by you. Thereafter, you will be eligible to receive a severance payment as described in Paragraph 3 below, provided that you execute a release at that time in the form attached as Exhibit 1 hereto.

2.	Business Transition

You will not be required to report to your Company office or perform your management duties after March 31, 2005 although you may be required to render services as requested to ensure a smooth business transition between March 31, 2005 and September 2, 2005. You will resign from your officer positions effective March 31, 2005 and will fulfill all reporting obligations through March 31, 2005. After your Separation Date, should the Company require further transition services, the Company will compensate you for your time at a rate of $200.00 per hour, or a daily rate of $1000 if you exceed 4 hours per day, and the Company agrees to reimburse you for any reasonable expenses incurred such as meals or travel in association therewith so long as the Company has approved them prior to being incurred. As part of your transition services before and after the Separation Date, you agree, at the request of the Company’s counsel, to prepare for, and provide testimony at trial or deposition in any litigation in which the Company is involved. Your employment, retention and compensation under this Letter Agreement will not be dependent on the outcome of any litigation or the content of any testimony that you provide therein (other than the truthfulness thereof).

3.	Severance Payment

You will receive a lump sum payment in the amount of $500,000, which equals 52 weeks of base salary at the rate in effect on the Separation Date. This lump sum payment will be subject to legally mandated deductions for Social Security and federal, state and local taxes. In addition, you will receive a lump sum payment equivalent to 130% of 52 weeks of COBRA (as described in Paragraph 5) continuation coverage premiums in lieu of any continued medical, dental, vision and other welfare benefits offered by the Company.

4.	Vacation

You are eligible to receive a lump sum payment representing compensation for your accrued and unused vacation as of September 2, 2005. This payment will be subject to legally-mandated deductions for Social Security and federal, state and local taxes, as well as deductions for any contributory benefit plans in which you elect to continue participation.

5.	COBRA Coverage

The termination of your employment is a qualifying event under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). The Company will notify you and/or your dependents of the insurance coverage which you may continue on a self-pay basis as provided by COBRA upon termination of your employment.

6.	Long Term Incentive Plan and Restricted Stock Grant

You will continue to be treated as an active employee of the Company through September 2, 2005 for purposes of your Restricted Stock Agreement dated September 3, 2002 and the NiSource Inc. 1994 Long Term Incentive Plan, including the vesting of any contingent shares, restricted stock or stock options, which vest on or before September 2, 2005. You agree to forfeit any Restricted Shares awarded you as part of the current TARSAP and any other Restricted or Contingent Shares which have not vested as of September 2, 2005.

7.	Outplacement Assistance

You will be eligible for a defined package of Company-paid outplacement assistance services for a maximum of twelve months through the consultant of the Company’s choice.

8.	Restrictive Covenants

Notwithstanding the restrictions in the NiSource Outsourcing RFP, the Company agrees that it will not unreasonably withhold its consent to waive those restrictions for you provided that: 1) you do not discuss employment with

Accenture, IBM or one of their affiliates until at least 60 days after your Separation Date; 2) you do not become an employee of, a consultant to or enter into any compensation arrangement with Accenture, IBM or one of their affiliates until at least one year after your Separation Date; and 3) you do not, in any future employment with Accenture or IBM or one of their affiliates, render services to NiSource or its affiliates or consult with any other employees of such companies who do render services or make proposals to render services to them, and you will not use any non-public information regarding NiSource in providing services to any other client/customer of Accenture or IBM or any of their affiliates. These obligations will be in addition to, and not in substitution for, your continuing legal obligation as a former executive officer of NiSource to protect all confidential information and trade secrets of NiSource. Any breach of this Paragraph 8 constitutes a material breach of this Agreement.

9.	Indemnification

If appropriate, you will be entitled to indemnification by the Company pursuant to its by-laws in effect on March 31, 2005 notwithstanding any change made thereafter, except as such change may be required by law. If appropriate, you will also be entitled to coverage under the directors and officers liability insurance coverage maintained by the Company (as in effect from time to time) to the same extent as other former officers of the Company.

10.	NiSource Re-Employment

If you seek re-employment with any NiSource Company and are subsequently rehired within twelve months of your Separation Date, as a condition of re-employment you must agree to repay your severance payment on a pro rata basis as of the rehire date. If you are rehired and your position is subsequently eliminated, the Company reserves the right to base any future severance payments on your rehire date.

11.	Return of Property

You agree to return to the Company any and all of its property (except as provided below), including but not limited to, keys, employee identification or security access cards, telephones, PDA and credit cards on or before March 31, 2005. You will be permitted to retain ownership of the car which the Company provided to you during your employment and to retain ownership of the cell phone and laptop computer together with their accessories which the Company provided to you during your employment after you have returned the laptop computer to the Company for deletion of appropriate information.

12.	Confidentiality

You acknowledge that preservation of a continuing business relationship between the Company and its respective customers, representatives, and employees is of critical importance to the continued business success of the Company and that it is the active policy of the Company to guard as confidential certain information not available to the public and relating to the business affairs of the Company. In view of the foregoing, you agree that you shall not disclose to any person or entity any such confidential information that was obtained by you in the course of your employment by the Company without the prior written consent of the Company. It will not be considered a violation of this Paragraph 12 if you are required to disclose confidential information pursuant to a lawful subpoena, provided you give the Company notice that you have been served with such a subpoena immediately upon receiving service.

Moreover, you agree that upon termination of your employment, you will promptly deliver to the Company all documentation and other materials relating to the Company’s business or the business of any NiSource company which are in your possession or under your control, including customer and potential customer lists, product lists, and marketing material, whether in written or electronic data form; and you will delete, destroy or discard all copies of such confidential information remaining in your possession.

You further acknowledge and agree that the Company’s remedy in the form of monetary damages for any breach by you of any of the provisions of this Paragraph 12 or of Paragraph 8 may be inadequate and that, in addition to any monetary damages for such breach, the Company shall be entitled to institute and maintain any appropriate proceeding or proceedings, including an action for specific performance and/or injunction.

13.	Release of Claims

In consideration of the payment and benefits described above, you, on behalf of yourself and your heirs, executors, and administrators, fully and finally settle, release, and waive any and all local, state (including but not limited to the Indiana Civil Rights Act and the Illinois Human Rights Act), and federal civil, common law, statutory (including, but not limited to, the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, and the Employee Retirement Income Security Act of 1974, as those Acts are amended), and equitable claims against the Company and all of its former and current directors, officers, employees, stockholders, attorneys, agents, predecessors, successors, representatives and assigns, in their personal and corporate capacities (“Released Parties”) occurring or arising prior to you signing this Letter Agreement.

You acknowledge and agree that this release is being given only in exchange for consideration to which you are not otherwise entitled. The Company agrees that nothing in this Agreement waives or releases any claims you may have involving the enforcement of the terms and conditions of this Agreement.

14.	Covenant Not To Assert Claims

You warrant that you have not initiated or filed any claims of any type against any Released Party with any court or governmental or administrative agency and covenant that you will not do so in the future with regard to any claim released herein nor will you voluntarily assist others in doing so. This is not intended to waive any unwaivable right you may have to participate in proceedings against the Released Parties, but you agree to waive any relief which may be obtained from such participation.

15.	Outstanding Charges

You hereby agree to pay the Company any outstanding amounts owed to the Company, and further agree that by signing this agreement you hereby authorize the Company to deduct any outstanding charges from your severance payments.

16.	Governing Law

This Letter Agreement shall be construed in accordance with the laws of Indiana.

17.	Severability

In the event that one or more of the provisions contained in this Letter Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the Company shall have the option to enforce the remainder of this Letter Agreement or to cancel it.

18.	Non-Disclosure

Except to the extent that disclosure is required to enforce your rights under this Letter Agreement or otherwise is required by subpoena, order of court or other governmental or administrative directive, compliance with which is mandatory, you expressly agree to keep the terms of this Letter Agreement strictly confidential and that you will not disclose the terms of this Letter Agreement to anyone other than your spouse, your legal counsel or your tax advisor, provided that they each agree to preserve the confidentiality of the terms of this Letter Agreement.

You agree not to disparage or portray the Company in a negative light.

Nothing herein should be construed as a limitation on your ability to consult with your counsel or with an administrative agency.

19.	Complete Agreement

You acknowledge that in accepting this Letter Agreement, you have not relied upon any representation or promise other than those expressly stated in this Letter Agreement.

This Letter Agreement and the documents specifically referred to herein constitute the complete understanding between you and the Company relating to your separation and supersede any and all prior agreements, promises, representations or inducements, no matter their form, concerning your employment with the Company. No promises or agreements made subsequent to the execution of this Agreement by these parties shall be binding unless reduced to writing and signed by authorized representatives of these parties.

20.	Important Information

You acknowledge that the Company has advised you take up to 21 days to consider the terms and conditions outlined above, and that the Company has also advised you to consult an attorney before signing this Letter Agreement. You also have the right to revoke your execution of this Letter Agreement within 7 days after execution in accordance with the Notice To Employee attached hereto.

If you accept the terms and conditions outlined above, including Paragraph 13, please sign both copies of this Letter Agreement in the space provided below to signify your acceptance, and return both copies to LaNette Zimmerman by April 19, 2005, on which date this offer will expire if not accepted. If you accept the terms and conditions outlined above, your acceptance is in lieu of any and all other severance programs offered by the Company and you knowingly and voluntarily waive participation in all other severance programs offered by the Company. You acknowledge that the Company’s performance under this Agreement constitutes full and complete payment of all amounts due to you from the Company and constitutes additional consideration to which you are not otherwise entitled.

Very truly yours,

/s/ LaNette Zimmerman
LaNette Zimmerman
EVP of Human Resources and Communications

Accepted:

/s/ Samuel W. Miller	Date:	April 1, 2005

Samuel W. Miller

Witness:

/s/ Peter V. Fazio, Jr.	Date:	April 1, 2005

Peter V. Fazio, Jr.

EXHIBIT 1
GENERAL RELEASE

Attn: This General Release Should Not Be Signed Prior to Employee’s Separation Date, September 2, 2005.

     In consideration of the payments and benefits set forth in the Letter Agreement attached hereto, the sufficiency of which consideration is hereby acknowledged, I, for myself and my heirs, executors and administrators, do hereby fully, finally and unconditionally release and forever discharge NiSource Inc., and all of its parent, sister and subsidiary corporations and all of its affiliates, as well as all of its former and current directors, officers, employees, stockholders, attorneys, agents, predecessors, successors, representatives and assigns, in their personal and corporate capacities (hereinafter “Released Parties”), from any and all liabilities, actions, causes of action, claims, rights, obligations, charges, damages, costs, attorneys’ fees, suits, re-employment rights and demands of any and every kind, nature, and character, known and unknown, liquidated or unliquidated, absolute or contingent, in law or in equity, enforceable under and local, state, or federal statute or ordinance, or under the common laws of the United States, from the beginning of time to the date of this General Release, including but not limited to, all claims relating to the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C.§ 621 et seq. and the specific statutes referred to in footnote 1 1, any and all claims relative to any agreement relating to my employment with the Released Parties, including any claims under the doctrines of defamation, libel, slander, invasion of privacy, intentional infliction of emotional distress, interference with contractual relations, retaliatory discharge, whistleblowing, breach of contract, wrongful discharge, breach of implied contract or implied covenant of good faith or fair dealing, and any other statute, authority or law, providing a cause of action relating to my employment with or the termination of my employment with the Released Parties. I also agree not to sue the Released Parties with respect to the claims covered by the foregoing General Release.

     I acknowledge that prior to entering into the Letter Agreement to which this General Release is attached and made a part of, I was advised in writing to consult with an attorney prior to executing the Letter Agreement and that I was given a period of at least twenty-one (21) days within which to consider the Letter Agreement, including the terms of this General Release. Moreover, I was advised in writing of my right, for seven days following my execution of the Letter Agreement, to revoke the Letter Agreement

[1]	Title VII of the Civil Rights Act of 1964, as amended, 42 U.S. C. § 2000e et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. § 12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et. seq.; the Fair Labor Standards Act, as amended, 29 U.S.C. § 201 et seq.; the Civil Rights Act of 1866, 42 U.S.C. § 1981 et seq.; the Worker Adjustment Retraining Notification Act, 29 U.S.C. 2101 § et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Corporate and Criminal Fraud Accountability Act of 2002; the Illinois Human Rights Act and the Indiana Civil Rights Act.

and thereby decline to execute this General Release. I expressly represent that I did not revoke the Letter Agreement. Accordingly, I acknowledge and agree that the Letter Agreement is effective and enforceable.

     I hereby represent that I have read and understand the terms of this General Release and represent that my execution of this General Release constitutes my knowing and voluntary act, made without coercion or intimidation. I understand that this General Release in applicable to any claims arising prior to the date of this General Release and is binding upon me, my heirs, executors and assigns.

Samuel W. Miller

Date:

Witness’ Signature

Date: